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EXHIBIT  11.1
Exhibit  11--Statement  Re:  Computation  of  Per  share  Earnings


                                                Three Months     Three Months
                                                Ended            Ended
                                                December 31,     December 31,
                                                           1996             1997
                                                    (Unaudited)      (Unaudited)
                                                  (in thousands    (in thousands
                                                except per       except per
                                                share data)      share data)

Basic
   Average Common Shares outstanding . . . . .            2,187            3,071

Net income available to common shareholders. .  $           161  $           196

Per share amount . . . . . . . . . . . . . . .  $           .07  $           .06

Diluted
   Average Common Shares outstanding . . . . .            2,187            3,071
   Net effect of dilutive stock options--based
      on the treasury stock method using the
      average market price . . . . . . . . . .              151              226
Assumed conversion of Preferred Shares . . . .              752              450

Total. . . . . . . . . . . . . . . . . . . . .            3,090            3,747

Net income available to common shareholders. .  $           161  $           196

Per share amount . . . . . . . . . . . . . . .  $           .05  $           .05
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